                                                                Exhibit 10.27

                              EMPLOYMENT AGREEMENT


                  AGREEMENT made effective as of the 9th day of June, 1997, between Polo Ralph Lauren Corporation, a Delaware corporation (the "Company"), and Ralph Lauren (the "Executive").

                  The Executive is the founder of the predecessor entities of the Company and has acted as Chief Executive Officer of such entities for more than twenty-nine years.

                  The Company recognizes that the Executive's talents and abilities are unique and have been integral to the success of such predecessor entities.

                  The Company wishes to retain the services of the Executive and recognizes that the Executive's contribution to the growth and success of the Company will be substantial. The Company desires to provide for the continued employment of the Executive and to make employment arrangements which will reinforce and encourage the attention and dedication to the Company of the Executive as a member of the Company's senior management, in the best interest of the Company. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

                  In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

                  2. Term. The term of the Executive's employment hereunder shall commence as of the date hereof and shall continue until the close of business on the fifth anniversary of the consummation of the registered initial public offering of the Company's Class A Common Stock or, if such offering is not consummated on or prior to December 31, 1997, until the close of business on March 31, 2002, subject to earlier termination in accordance with the terms of this Agreement (the "Term"). The Term shall be automatically extended for successive one year periods thereafter unless either party notifies the other in writing of its intention not to so extend the Term at least ninety (90) days prior to the commencement of the next scheduled one year extension.

                  3. Position and Duties.

                           (a) Title and Duties. The Executive shall serve as
Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the "Board"), and shall have such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

                           (b) Office and Facilities. The Executive shall be
provided with appropriate office and secretarial facilities in each of the Company's principal executive offices in New York City and any other location that the Executive reasonably deems necessary to have an office and support services in order for the Executive to perform his duties to the Company. In addition, the Executive shall continue to be entitled to have certain employees of the Company perform services for the Executive which are non-Company related in a manner consistent with past practice; provided that the Executive reimburses the Company for the full amount of salary, benefits and other expenses relating to such employees.

                  4. Compensation.

                           (a) Base Salary. During the Term, the Company shall
pay to the Executive an annual base salary of $1,000,000. The Executive's base salary shall be paid in substantially equal installments on a basis consistent with the Company's payroll practices and shall be subject to such increases, if any, as may be determined in the sole discretion of the Board. The Executive's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary."

                           (b) Annual Bonus. For each fiscal year of the Company
that occurs during the Term (including the fiscal year beginning on April 1, 1997 and ending March 31, 1998), the Executive shall be eligible to earn an annual cash bonus (the "Bonus") based upon the achievement by the Company and its subsidiaries of performance goals for each such fiscal year established by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied. The range of the Bonus opportunity for each fiscal year will be $2,000,000 to $5,000,000 based upon the extent to which such performance goals are achieved, with a Bonus of $3,500,000 payable if the Company achieves 100% of its targeted performance goal for the fiscal year. The Bonus, if any, payable to the Executive in respect of each such fiscal year will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within seventy-five days after the conclusion of each applicable fiscal year. Notwithstanding any provision of this Agreement to the contrary, the Executive's entitlement to payment of a Bonus during any period when the compensation payable to the Executive pursuant to this Agreement is subject to the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be subject to shareholder approval of a plan or arrangement evidencing such Bonus opportunity that complies with the requirements of section 162(m) of the Code.

                  5. Stock Options.

                           (a) In the event a registered initial public offering
of the Class A Common Stock of the Company ("Common Shares") shall be consummated on or prior to December 31, 1997 (a "Qualified Offering"), then effective as of the date of commencement of the Qualified Offering the Executive will be granted an option (the "Initial Option") to purchase 500,000 Common Shares pursuant to the terms of the Company's 1997 Long-Term Stock Incentive Plan (the "Option Plan"). In addition, with respect to at least each of the first three fiscal years occurring after the Qualified Offering, as of a date no later than each anniversary of the commencement of the Qualified Offering, the Executive will be granted options (the "Annual Options") to purchase 250,000 Common Shares. The Initial Option and the Annual Options will have a term of ten
(10) years (subject to earlier termination as described below and in Section 7) and will be transferable by the Executive to family members (or trusts for their benefit) pursuant to the terms of the Option Plan.

                           (b) The Initial Option will be fully vested as of the
date of grant and will have an exercise price per Common Share equal to the offering price per share on the commencement date of the Qualified Offering. The Annual Options will vest and become exercisable ratably over three (3) years on each of the first three anniversaries of the date of grant, subject to the Executive's continued employment through each vesting date and subject to the provisions of Section 7, and will have an exercise price per Common Share equal to the fair market value per Common Share as of the date of grant.

                  6. Employee Benefits.

                           (a) Benefit Plans. The Executive shall continue to
participate in all existing employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates in which he is currently participating and shall be entitled to participate in any future employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates that are provided to other officers of the Company on terms no less favorable than are provided to any other senior executive of the Company.

                           (b) Life Insurance. The Company shall continue to
maintain, and make premium contributions with respect to, those certain split dollar and other life insurance arrangements between the Company and the Executive, his family members and/or life insurance trusts for the benefit of any of them, that are currently maintained or contributed to by the Company or its affiliates or predecessor entities.

                           (c) Expenses. The Executive shall be entitled to
receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company (including hotel, travel and meal expenses for the Executive's spouse should the Executive's spouse elect to travel with Executive), provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                           (d) Perquisites. The Company shall (i) provide the
Executive with a car and driver for his use during the term of his employment with the Company and (ii) reimburse the Executive for club dues and initiation fees at a social club or country club of the Executive's choosing.

                           (e) Corporate Aircraft. For security purposes, the
Executive and his family members shall be required to use the Company's or other acceptable private aircraft for any travel; provided that in connection with any use which is solely for personal non-business reasons, the Executive shall reimburse the Company at swap rates charged to owners of airplanes, which rates are set by an independent management company.

                           (f) Vacations. The Executive shall be entitled to
vacations and holidays on a basis consistent with that offered to other senior executive officers of the Company.

                           (g) Indemnification. The Company shall indemnify the
Executive to the fullest extent permitted by applicable law against damages and expenses (including fees and disbursements of counsel) in connection with his status or performance of duties as an officer or director of the Company and its affiliates (including any predecessor entities) and shall use reasonable commercial efforts to maintain customary and appropriate directors and officers liability insurance for the benefit of the Executive's protection. The Company's obligations under this Section 6(g) shall survive any termination of the Executive's employment hereunder.

                  7. Termination of Employment. The Company and the Executive may each terminate the Executive's employment hereunder and the Term for any reason.

                           (a) Termination by the Company without Cause,
Non-Extension of Term or by the Executive for Good Reason. If the Company shall terminate the Executive's employment without "Cause" (as defined in Section 7(e)), if the Company elects not to extend the Term, or if the Executive resigns for Good

Reason (as defined in Section 7(e)) then, the Executive shall be entitled to the following:

                                    (i) A lump sum cash payment equal to the sum
of:

                                            (1) The Executive's Base Salary that
would be payable through the later of (A) the fifth anniversary of the commencement date of the Qualified Offering or (B) three years from the date of the Executive's termination of employment (the "Severance Period");

                                            (2) Any accrued but unpaid
compensation as of the date of termination of employment; and

                                            (3) A Bonus for each full or partial
fiscal year that occurs during the Severance Period equal to the average annual bonus paid to the Executive in each of the immediately preceding two fiscal years prior to the Executive's termination of employment, provided, however, that the amount of the Bonus for any partial fiscal year beyond the third fiscal year following the date of the Executive's termination of employment will be prorated; and

                                    (ii) During the Severance Period, the
Company shall (A) continue to provide the Executive with office facilities and secretarial assistance in New York City and any other location that the Executive maintained an office during the term of his employment that the Executive reasonably deems necessary, (B) continue to maintain and make premium contributions with respect to those life insurance arrangements described in
Section 6(b), (C) permit the Executive to continue to participate in all welfare and medical plans on the same terms as active officers of the Company and (D) continue to provide the Executive with the use of a car and driver; and

                                    (iii) Any unvested options granted pursuant
to Section 5 will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 9 hereof. In addition, subject to, and conditioned upon, the Executive's compliance with
Section 9 hereof, any vested options (and any options that continue to vest as described above) will remain exercisable until the latest to occur of (A) five
(5) years from the commencement date of the Qualified Offering, (B) one (1) year from the date of the Executive's termination of employment and (C) thirty (30) days from the date the option becomes vested and exercisable.

                                    (iv) Except as expressly provided above and
for the Company's indemnification obligation under Section 6(g), the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this
Section 7(a).

                           (b) Termination due to Death or Disability. If the
Executive's employment is terminated due to his death or "Disability" (as defined in Section 7(e)), the Executive (or his estate) shall be entitled to the following:

                                    (i) A lump sum cash payment equal to the sum
of:

                                            (1) the Executive's Base Salary
through the date on which his termination due to death or Disability occurred;

                                            (2) any accrued and unpaid
compensation for any prior fiscal year; and

                                            (3) a pro-rata portion of the Bonus
he would otherwise have received for the fiscal year in which his termination due to death or Disability occurred; and

                                    (ii) Any unvested options granted pursuant
to Section 5 will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive's death or termination due to Disability.

                                    (iii) Except as expressly provided above and
for the Company's indemnification obligation under Section 6(g), the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this
Section 7(b).

                           (c) Termination by the Company for Cause, by
Executive Other than for Good Reason or Due To The Executive's Election Not To Extend The Term. If the Executive's employment is terminated by the Company for Cause, by the Executive other than for Good Reason or due to the Executive's election not to extend the Term, the Executive shall be entitled to:

                                    (i) an immediate lump sum cash payment equal
to the sum of:

                                            (1) his Base Salary through the
date of termination; and any accrued but unpaid compensation for any prior fiscal year; and

                                            (2) a pro-rata portion of his Bonus
for the fiscal year in which the termination occurred, to be paid when bonuses are paid to other executives of the Company; and

                                    (ii) Any options granted pursuant to Section
5 that have not previously been exercised shall be forfeited.

                                    (iii) Except as expressly provided above and
for the Company's indemnification obligation under Section 6(g), the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this
Section 7(c).

                           (d) Notice of Termination. Any termination of the
Executive's employment by the Company or by the Executive (other than termination pursuant to the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. If the Company terminates the Executive's employment for Cause or due to Disability or if the Executive resigns for Good Reason, the "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                           (e) Definitions. For purpose of this Agreement:

                                    (i) "Cause" shall mean (A) the willful and
continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or (B) the Executive's conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting a felony; or (C) willful engaging by the Executive in gross misconduct relating to the Executive's employment that is materially injurious to the Company or subjects the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section 9) or which subjects, or if generally known, would subject the Company to public ridicule or embarrassment. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the forgoing, the Executive shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a Notice of Termination, as defined in Section 7(d) hereof, from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) through (C) hereof, and specifying the particulars thereof in detail.

                                    (ii) "Good Reason" shall mean (A) a material
diminution in the Executive's duties or the assignment to the Executive of a title or duties inconsistent with his position as Chairman of the Board and Chief Executive Officer of the Company, (B) a reduction in the Executive's salary or annual incentive bonus opportunity, (C) a failure of the Company to comply with any material provision of this Agreement or (D) the Executive's ceasing to be entitled to the payment of an annual incentive bonus as a result of the failure of the Company's shareholders to approve a plan or arrangement evidencing such annual incentive bonus in a manner that complies with the requirements of section 162(m) of the Internal Revenue Code of 1986; provided that the events described in clauses
(A), (B) and (C) above shall not constitute Good Reason unless and until such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company.

                                    (iii) For purposes of this Agreement,
"Disability" shall mean that as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination is given by the Company (which may occur before or after the end of such six month period) the Executive shall not have returned to the performance of his duties hereunder on a full-time basis.

                  8. No Mitigation. The Executive shall have no duty to mitigate the payments provided for hereunder by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive's employment with the Company.

                  9. Non-Solicitation/Non-Competition.

                           (a) The Executive agrees that for the duration of his
employment and for a period of three (3) years from the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Company or its subsidiaries or affiliates any person who is an employee of any of such companies.

                           (b) The Executive agrees that for the duration of his
employment and for a period of three (3) years from the date of termination thereof, the Executive will take no action which is intended, or would reasonably be expected, to harm (e.g., making public derogatory statements or misusing confidential Company information, it being acknowledged that the Executive's employment with a competitor in and of itself shall not be deemed to be harmful to the Company for purposes of this Section 9(b)) the Company or any of its subsidiaries or affiliates of their reputation.

                           (c) The Executive agrees that during the duration of
his employment and;

                                    (i) in the event of the Executive's
termination of employment due to the Executive's resignation without Good Reason, until the later of (x) five (5) years from the commencement of a Qualified Offering and (y) two (2) years from the date of such termination of employment; and

                                    (ii) in the event of the Executive's
termination of employment by the Company without Cause or the Executive's resignation for Good Reason pursuant to Section 7(a), for two (2) years from the date of such termination of employment; and

                                    (iii) in the event of the Executive's
termination of employment by the Company for Cause, at the election of the Company in consideration for the payment to the Executive of an amount equal to the Executive's salary and Bonus (equal to the average Bonus paid to the Executive over the preceding two years) for each year within such period, for a period of up to two (2) years from the date of such termination of employment, then, during the period specified in clause (i), (ii) or (iii) above, as applicable, the Executive shall not, directly or indirectly,
         (A) engage in any "Competitive Business" (as defined below) for his own account, (B) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (C) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

                                    (iv) For purposes of this Agreement the term
"Competitive Business" shall include the design, manufacture, sale, marketing or distribution of branded or designer apparel and other products in the categories of products sold by, or under licence from, the Company or its affiliates within the United States.

                  (d) The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Company or any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company generally, or any affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates.


                  (e) If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 9 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:

                           (i) The right and remedy to have the Restrictive
Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

                           (ii) The right and remedy to require the Executive to
account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company; and

                           (iii) The right to discontinue the payment of any
amounts owing to the Executive under the Agreement.

                  (f) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         10. Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                           (b) This Agreement and all rights of the Executive
hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  11. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Executive:

                                    Mr. Ralph Lauren
                                    c/o Polo Ralph Lauren Corporation
                                    650 Madison Avenue
                                    New York, New York 10022


                           If to the Company:

                                    Polo Ralph Lauren Corporation
                                    650 Madison Avenue
                                    New York, New York 10022

                                    Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

                  13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  15. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of
Section 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  16. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

                  17. Prior Agreements; Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the 9th day of June, 1997.


                                   POLO RALPH LAUREN CORPORATION


                                   By: /s/ Victor Cohen
                                      --------------------------------------

                                       /s/ Ralph Lauren
                                   -----------------------------------------
                                   Executive:  Ralph Lauren